Exhibit 5.1

March 18, 2021

Pulse Biosciences, Inc.

3957 Point Eden Way

Hayward, California 94545

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by
Pulse Biosciences, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,405,252 shares of the Company’s common stock, par value $0.001 per share, consisting of (i) 1,022,002 shares of common stock reserved for issuance pursuant to the Company’s 2017 Equity Incentive Plan and (ii) 383,250 shares of common stock reserved for issuance pursuant to the Company’s 2017 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of common stock are collectively referred to herein as the “Shares”). As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, /s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI, P.C.
Professional Corporation